EXHIBIT 2.2

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of December 17, 2003 (this “Amendment”), by and among Sensus Metering Systems Inc. , a Delaware corporation formerly known as IMS Meters Holdings, Inc. (“Purchaser”), Invensys plc, a public limited company organized and existing under the laws of England and Wales (“Invensys”), Invensys Inc., a corporation organized and existing under the laws of the State of  Delaware (“Invensys Inc.”), Invensys International Holdings Limited, a private limited liability company organized and existing under the laws of England and Wales (“Invensys International”), BTR Industries Limited, a private limited liability company organized and existing under the laws of England and Wales (“BTR Industries”), Foxboro Iberica SA, a public unlisted limited liability company organized and existing under the laws of Spain (“Foxboro”), BTR France SAS, a private limited liability company organized and existing under the laws of France (“BTR France”), Invensys Holdings Limited, a private limited liability company organized and existing under the laws of England and Wales (“Invensys Holdings”), and Invensys SA (Pty) Ltd, a private limited liability company organized and existing under the laws of South Africa (“Invensys SA” and each of Invensys Inc., Invensys International, BTR Industries, Foxboro, BTR France and Invensys Holdings, a “Seller” and, collectively, “Sellers”).

WHEREAS, the Stock Purchase Agreement, dated as of October 21, 2003 (the “Stock Purchase Agreement”) was entered into by and among the Purchaser, Invensys and the Sellers;

WHEREAS, Section 11.8 of the Stock Purchase Agreement provides that the Purchaser, Invensys and the Sellers may, by their written agreement, amend the Stock Purchase Agreement;

WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement as provided in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.             Certain Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

2.             Amendment to Schedule 2.5 of the Stock Purchase Agreement.  Schedule 2.5 of the Stock Purchase Agreement is hereby amended by deleting the existing Schedule 2.5 in its entirety and replacing such schedule with Schedule 2.5 attached to this Amendment.

3.             Pension Plan Arrangement.  Invensys shall contribute up to $250,000 towards an arrangement which will have the economic effect of causing each Employee having less than five (5) years of service, who is participating in the Invensys Pension plan and who is not vested, as of Closing, to become fully vested in any benefits earned under such plan effective as of Closing, including if applicable, an actual vesting, provided that Purchaser shall match the Invensys contribution or vesting cost at least dollar for dollar.

4.             Amendment to Section 7.8(d). Section 7.8(d) of the Stock Purchase Agreement shall be amended by deleting the parenthetical reference in the first sentence of such section and replacing it with the following, “(but not including, for the avoidance of doubt, worker’s compensation and including, for the avoidance of doubt, COBRA coverage).”

5.             Inactive Employee.  The parties acknowledge and agree that the following person shall be considered an Inactive Employee for all purposes under the Stock Purchase Agreement: Dixie Smith

6.             Computer Lease.  The parties hereto acknowledge and agree that the computer lease agreement dated December 9, 2003 between Invensys Metering Systems GmbH (the “Lessee”) and BTR Industries Ltd. is intended to be an operating lease in the accounts of the Lessee, and that the obligations of the Lessee thereunder are not “Indebtedness” of the Lessee as defined in and for purposes of the Stock Purchase Agreement.

7.             IRB Obligations.  Invensys agrees that, with respect to the Invensys Commitment set forth on Schedule 7.12 of the Stock Purchase Agreement as “Guaranty between Rockwell International Corporation and BTR Dunlop Inc. dated May 30, 1989 re Dubois, PA IRB obligations” (the “Guaranty”), Purchaser shall not be required to provide any security with respect to the Guaranty on the Closing Date under Section 7.12 of the Stock Purchase Agreement other than Purchaser’s indemnity set forth in clause (y) of the second sentence of Section 7.12 of the Stock Purchase Agreement.  For the avoidance of doubt, Purchaser shall be required to comply with clause (x) of the second sentence of Section 7.12 of the Stock Purchase Agreement with respect to the Guaranty.

8.             Initial Purchase Price Calculation.  The parties agree that Sellers’ calculation of the Initial Purchase Price previously delivered to Purchaser on December ___, 2003 in accordance with Section 2.1 of the Stock Purchase Agreement, is hereby increased by $2,257,000 from $627,188,000 to $629,445,000.  Such increase is due to an increase in Seller’s estimate of “Net Cash” as a result of Cash not extracted from the Metering Business in accounts in Germany, France, Spain and South Africa at the request of Purchaser.

9.             Reduction Certificate.  Reference is made to (i) Credit Suisse First Boston’s Irrevocable Letter of Credit No. TS 07002157, in an initial stated amount of US$1,844,379.59 and (ii) Credit Suisse First Boston’s Irrevocable Letter of Credit No. TS 07002158, in an initial stated amount of €1,074,977.74, in each case, to be delivered to Invensys to satisfy Purchaser’s obligations on the Closing Date with respect to the Invensys Commitments set forth in the attached Schedule under Section 7.12(a) of the Stock Purchase Agreement (the “Letters of Credit”).  With respect to any Invensys Commitment, upon the occurrence of any termination, settlement or replacement of any such Invensys Commitment, Invensys shall immediately deliver a Reduction Certificate in the form of Annex B with respect to the relevant Letter of Credit in the manner specified therein.

10.           Effectiveness.  Except as modified hereby, the Stock Purchase Agreement shall remain in full force and effect and is ratified in all respects.  On and after the effectiveness of this Amendment, each reference in the Stock Purchase Agreement to “this Stock Purchase Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the

Stock Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Stock Purchase Agreement, shall mean and be a reference to the Stock Purchase Agreement, as amended by this Amendment.

11.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.           Incorporation of Terms.  This Amendment shall be construed in accordance with the provisions contained in Article XI of the Stock Purchase Agreement and such provisions are, mutatis mutandis, hereby incorporated by reference as though expressly set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

SENSUS METERING SYSTEMS INC.

By:
Name:
Title:

SELLERS:

INVENSYS INC.

By:
Name:
Title:

INVENSYS INTERNATIONAL HOLDINGS LIMITED

By:
Name:
Title:

BTR INDUSTRIES LIMITED

By:
Name:
Title:

FOXBORO IBERICA SA

By:
Name:
Title:

BTR FRANCE SAS

By:
Name:
Title:

INVENSYS HOLDINGS LIMITED

By:
Name:
Title:

INVENSYS SA (PTY) LTD

By:
Name:
Title:

INVENSYS PLC

By:
Name:
Title: